Exhibit 10.13(b)

Mark Wang Hilton Grand Vacations

President and CEO 5323 Millenia Lakes Boulevard, Suite 120

Orlando, FL 32839

November 16, 2018

Mr. Gordon Gurnik

8 Leddell Road

Mendham, NJ 07945

(ggurnik@gmail.com)

Dear Gordon:

As the Chief Executive Officer of Hilton Grand Vacations Inc. (“HGV” or “Hilton Grand Vacations”), I am very pleased to offer you the position of Chief Operating Officer of HGV, subject to the terms and conditions contained in this offer letter.  In this role, you will be reporting directly to me.  This is a full-time position and you will be expected to devote your full business time and attention to the performance of your duties in this role.

Employment Start Date. Your first day of work in the role of Chief Operating Officer will be considered your "Employment Start Date" for purposes of determining future seniority and benefits eligibility. We have planned for your Employment Start Date to be on December 3, 2018. Your employment will be for no set duration. Your legal employer will be Hilton Resorts Corporation, HGV's employer entity ("HRC"), and based in Orlando, Florida.

Base Salary. Your starting annual base salary in your role as Chief Operating Officer will be $500,000, paid Biweekly ($19,230.77 for each pay period worked), less applicable taxes and withholdings. You will continue to be paid this annual base salary in your role as Chief Operating Officer of HGV for periods after the effective date until changed pursuant to a review. Your salary will be subject to annual review.

Sign-On LTI Award.   In addition, as an initial sign-on incentive, HGV’s management team will grant you a Long-Term Incentive award with an aggregate grant date value equal to $1,500,000, which will be based on the closing price of HGV’s common stock as of the grant date (determined in accordance with HGV's Stock Granting Policy then in effect). The aggregate grant date value will be awarded in the form of restricted stock units ("RSUs"). The RSUs will be subject to the terms and conditions of the HGV Omnibus Stock Incentive Plan ("LTI Plan”) and the applicable RSU award agreement. One-third of the RSUs will vest and become non-forfeitable on each of the first three anniversaries of your Employment Start Date, provided in each case that you remain continuously employed by HGV through each applicable vesting date. Following the vesting of the RSUs, you will receive one share of HGV common stock for each vested RSU (subject to tax withholding).

Annual Cash Incentive Plan. Subject to the terms of the current Hilton Grand Vacations Annual Incentive Plan

(the "HGV Plan"), for 2018 you will be entitled to receive a performance incentive bonus (the "2018 Incentive

Bonus") equal to 100% of your annual base salary, less applicable withholding, provided you remain employed with HGV through December 31, 2018. This represents the target bonus amount for someone in your role under the terms of the current HGV Plan. This 2018 Incentive Bonus payment will be paid to you no later than March 15, 2019, provided you remain employed through and including the payment date (except as expressly provided for below).

For 2019 and subsequent years, you will be eligible to participate in HGV's Incentive plan(s) (each, an "HGV Bonus Plan") at a level commensurate with your position as an executive with HGV. Your participation in the HGV Bonus Plan does not constitute a promise of payment. Your actual incentive payout will depend on HGV's financial performance, management’s assessment of your individual performance, and will be subject to the terms and conditions of the HGV Bonus Plan(s). Eligibility for participation in the HGV Bonus Plan(s) will be subject to annual review.

Long-Term Incentive Program. Subject to approval by the Compensation Committee of the Board of Directors of HGV, you will eligible to participate in an executive Long-Term Incentive (LTI) Program in accordance with terms and conditions established by HGV's Board of Directors, including any applicable vesting period. HGV's management team will recommend that, for 2019, the Compensation Committee of the Board of Directors of HGV grant you a Long-Term Incentive award with an aggregate grant date value equal to $1,000,000 which will be based on the closing price of HGV's common stock as of the grant date (determined in accordance with the HGV Stock Granting Policy then in effect).  All annual grants will be subject to any applicable taxes and withholding.

Severance Benefits. Beginning on your Employment Start Date, you will be eligible for severance benefits under the

Hilton Grand Vacations Executive Severance Plan (the "Severance Plan") at the level applicable to current Executive Vice Presidents of HGV, upon an eligible termination of employment in accordance with the terms of the Severance Plan.

Health & Welfare Benefits.  Hilton Grand Vacations provides a comprehensive package of benefits, including medical and prescription drug coverage, dental coverage, vision coverage, life insurance, short and long-term disability insurance and other offerings.  If you are a full-time team member as defined by HGV’s health and welfare benefits plan, you will be eligible to participate in the plans once you have completed 90 days of employment with HGV. Enrollment must take place within the first 90 days of your employment with HGV for you to be eligible. Late enrollment (outside the initial 90-day period of your employment) will not be accepted. If you have questions related to your enrollment, please contact HGV’s HR @ Your Service Center at 1-888-234-6872.

Hilton Grand Vacations 40l (k) Savings Plan. You may participate in a Hilton Grand Vacations-sponsored 401(k) savings plan, normally after your first 90 days of employment. HGV may match a portion of your contributions in accordance with the applicable plan provisions. Eligibility requirements and conditions of enrollment and coverage are subject to change and are set forth in the applicable plan documents. You may contact a Total Rewards Representative or HR @ Your Service for more information.

Deferred Compensation. You will be eligible to participate in an executive deferred compensation plan sponsored by HGV, subject to the applicable plan's terms and conditions.

Executive Benefits and Perquisites.

Executive Vacations.  HGV provides Executives on personal travel with complimentary rooms, food and beverage and other on-site services available at all HGV-branded Clubs and Resorts.  This travel benefit encourages Executives to visit and evaluate our properties.  The Executive Vacation benefit also covers the Executive’s family members and friends traveling with the Executive.

Automobile Allowance.  An Automobile Allowance of $10,000 is provided each year.  An Executive may use this benefit toward the automobile of his or her choice.  The allowance will be provided to the Executive in twelve equal monthly payments.

Executive Physical Examination.  Executives are encouraged to participate in our Executive Physical Examination program.  The Executive Physical Examination is offered annually through our health care partner, TBD.  The health care partner provides a suite of preventive care and screening examinations geared toward the executive population.  The health care partner bills HGV directly for any of the services provided to the Executive as part of this benefit.

Relocation.  Relocation benefits to your permanent location will be offered in accordance with the Plan A of the Hilton Grand Vacations Relocation Plan, which includes home sale and marketing assistance, home finding assistance, temporary living, home purchase assistance, reimbursement of relocation expenses, and moving of your household goods, provided that, notwithstanding the terms of Plan A of the HGV Relocation Plan, HGV has agreed to reimburse you for eligible home sale expenses for a home valued at up to $1,000,000. You will also receive Weichert Mobility's VIP services, which will provide you and your family with heightened personal assistance during the process of relocating and adjusting to the new location. The amounts reimbursed are not subject to a right to liquidation or exchange for another benefit.  All reimbursements will be paid by HGV, as applicable no later than December 31st of the year following the year the expense was incurred.

Paid Time Off. HGV provides a generous program of paid time away from work, including paid time off (PTO) and paid holidays. You will receive unlimited PTO.  HGV also offers ten (10) paid holidays.

Business Travel and Employee Travel Program.  You will travel in connection with your employment.  HGV will reimburse you for reasonable business expenses incurred in connection with your employment, upon presentation of documentation in accordance with HGV’s applicable expense reimbursement policies for senior management.

While employed, you will be eligible for complimentary and discounted room rates while traveling on personal travel, based on availability and in accordance with the Go Hilton discount travel program terms.

Contingent Offer. Your employment offer is contingent on presenting appropriate documentation verifying authorization to work in the United States.

HGV's benefit offerings and other terms and conditions of employment are subject to change or termination, with or without notice. In the event of differences between any documents relating to compensation and benefits, the terms of the applicable plan document will control.

This offer letter supersedes any previous verbal or written offer that you may have received. This offer letter does not constitute an employment contract. If you accept this offer and join the HGV team, you will be an at-will employee, which means that either HGV or you may terminate the employment relationship at any time, for any reason, with or without cause. As a condition of your employment, you will be required to sign a Mutual Agreement to Arbitrate Claims as well as an Indemnification Agreement.

We ask that, as you consider this offer, you take special note that HGV expects its employees to hold themselves to the highest ethical standards. This expectation is exemplified by our corporate value of Integrity and our corporate Code of Conduct, to which you will be introduced in orientation and onboarding. In that context, please observe that HGV does not hire people for the purpose of acquiring their former employer's trade secrets, confidential or proprietary information. By accepting this offer, you acknowledge that you have returned or will return all property, including documents, memoranda, software or other material, containing information belonging to your current or former employer before starting your employment with HGV. You further agree you will not bring such materials to our premises or otherwise use any such material in performing work for HGV. In addition, you must advise us about any restrictive covenants that might apply to you during your agreement(s) to which you are or may be bound.

Please call Barbara Hollkamp, Chief Human Resources Officer, at 407-613-3248 with any questions you might have upon reviewing the terms of our offer. You may keep a copy of this document for your records.

We have confidence that you can make a great contribution for our team during these exciting times at Hilton Grand Vacations.

Sincerely,

Mark Wang,

President and CEO, Hilton Grand Vacations

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I acknowledge receipt and acceptance of the offer of employment in this letter. By my signature below, I accept all terms and conditions set forth above. In addition, I acknowledge and agree that, subject to the successful outcome of HGV's background investigation process and confirmation of my eligibility to work in the United States, I will be employed on an at-will basis and that any change to that status may only be made through an agreement in writing signed by HGV. In addition, my employment is contingent on the condition that I execute a Mutual Agreement to Arbitrate Claims and Indemnification Agreement, which should be executed in conjunction with acceptance of this employment offer.   And finally, by signing below, I am representing that I am not subject to any agreement, written or otherwise, that restricts me from accepting this offer, including without limitation, any non-compete or similar restriction.

Accepted:   /s/ Gordon Gurnik

Gordon Gurnik

Date: 11/19/2018